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                              [FORM OF TAX OPINION]

                          [GARDERE & WYNNE LETTERHEAD]

                              _______________, 1996



Tucker Drilling Company, Inc.
Petroleum Building
14 East Beauregard
San Angelo, Texas 76902-1876

Gentlemen:

         We have acted as counsel to Tucker Drilling Company, Inc., a Delaware corporation ("Tucker"), in connection with the execution and delivery of the Agreement and Plan of Merger (the "Agreement"), dated as of April 22, 1996, among Tucker, Patterson Energy, Inc., a Delaware corporation ("Parent"), and Patterson Drilling Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"). The Agreement provides for the merger of Sub with and into Tucker (the "Merger"). This opinion letter is being furnished to you pursuant to
Section 7.2(d) of the Agreement in connection with the Registration Statement on Form S-4, containing the Joint Proxy Statement/Prospectus of Parent and Tucker, filed with the Securities and Exchange Commission (the "Registration Statement"). Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning ascribed to such term in the Agreement.

         We have examined, are familiar with, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of originals or copies, certified or otherwise authenticated to our satisfaction, of such documents (including all exhibits and schedules thereto) and records of Parent, Sub, Tucker and its subsidiaries, and such statutes, regulations and instruments as we have deemed necessary or advisable for the purposes of this opinion letter, including, without limitation, (i) the Agreement, (ii) the form of Articles of Merger between Tucker and Sub to be filed with the Secretary of the State of Delaware, (iii) representations (the "Representations") made (a) by Parent and Sub in the Agreement and (b) by Tucker in the Agreement and in the officers' certificates dated the date of this opinion letter delivered to us by certain officers of Tucker in connection with the Merger, and (iv) the Registration Statement.

         In connection with rendering our opinion, we have assumed the accuracy of the Representations. We have also assumed the due authorization, execution and delivery of the Agreement by Tucker, Parent and Sub and that the Agreement constitutes the legal, valid and


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Tucker Drilling Company, Inc.
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binding obligation of Tucker, Parent and Sub, enforceable against each party in accordance with its terms.

         Furthermore, we have assumed that there is no plan or intention by shareholders of Tucker who own five percent (5%) or more of the Tucker Common Stock or by executive officers and directors of Tucker and, to the best knowledge of the management of Tucker, there is no plan or intention on the part of the remaining shareholders of Tucker to sell, exchange or otherwise dispose of a number of shares of Parent Common Stock to be issued to such shareholders in the Merger, sufficient to reduce the Tucker's shareholders' ownership of Parent Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Tucker Common Stock.

         In connection with rendering our opinion, we have also considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and Department of Treasury regulations promulgated under the Code (whether proposed, temporary or final) now in effect (collectively, "Treasury Regulations"), pertinent judicial authorities regarding applicable provisions of the Code and Treasury Regulations, interpretive rulings of the Internal Revenue Service ("IRS") and such other federal tax-related authorities as we have considered relevant.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Merger will, under current law, constitute a reorganization under Section 368(a) of the Code, and Parent and Tucker will each be a party to the reorganization within the meaning of Section 368(b) of the Code. As a reorganization under
Section 368(a) of the Code, the Merger will have the following federal income tax consequences for Tucker and its shareholders:

                  (a) The Merger will constitute a reorganization that is described in Section 368(a) of the Code;

                  (b) With the exception of the amount of any cash received in lieu of fractional shares, no gain or loss will be recognized by the Tucker shareholders upon their receipt of the Parent Common Stock in exchange for their Tucker Common Stock;

                  (c) The tax basis of the Parent Common Stock to be received (and fractional share interests deemed received) by the Tucker shareholders in the Merger will be the same as


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Tucker Drilling Company, Inc.
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the tax basis of such shareholders in the Tucker Common Stock exchanged for such
Parent Common Stock;

                  (d) The holding period of the Parent Common Stock to be received (and the fractional share interests deemed received) by each Tucker shareholder in the Merger will include the period during which the recipient held the Tucker Common Stock exchanged for the Parent Common Stock, provided that such Tucker Common Stock was held as a capital asset as of the Effective Time of the Merger; and

                  (e) None of Parent, Sub or Tucker will recognize income, gain or loss as a result of the Merger.

                  (f) A Tucker shareholder who receives cash in the Merger in lieu of a fractional share of Parent Common Stock will be treated as if the fractional share were distributed in the Merger and then as having received a cash distribution in redemption of such fractional share, resulting in income, gain or loss upon receipt of such cash taxed as provided in Section 302 of the Code.

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

         1. Except for the opinions specifically set forth above, no opinion is implied or may be inferred as to the federal (including under the provisions of any section of the Code or Treasury Regulations not specifically discussed herein) , state, local or foreign tax consequences that may result from the Merger that may also be applicable to the Merger.

         2. The opinion expressed herein regarding the federal income tax consequences of the Merger is based upon our best judgment regarding the application of federal income tax laws arising under the Code, the Treasury Regulations, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding on the IRS or any court or other governmental entity, and the IRS is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we disclaim any obligation to advise you of, or to supplement our opinion because of, any changes in fact or law which might affect our opinion.

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Tucker Drilling Company, Inc.
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         3. No opinion is expressed (i) as to any transaction other than the
Merger as described in the Agreement, (ii) as to the Merger if it is not consummated in accordance with the terms of the Agreement without waiver or breach of any material provision thereof, or (iii) if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion letter is incorrect, this opinion letter might be adversely affected and may not be relied upon.

                                            Very truly yours,

                                            GARDERE & WYNNE, L.L.P.


                                            By:______________________________
                                               Stephen D. Good, Partner


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